Exhibit 99.1
Booking Holdings Inc. Reports Financial Results for 4th Quarter and Full-Year 2017

NORWALK, CT - February 27, 2017. . . Booking Holdings Inc. (NASDAQ: BKNG), (formerly The Priceline Group Inc.) today reported its 4th quarter and full-year 2017 financial results. Fourth quarter gross travel bookings for Booking Holdings Inc. (the "Company", "Booking Holdings," "we," "our" or "us"), which refers to the total dollar value, generally inclusive of taxes and fees, of all travel services booked by its customers, net of cancellations, were $18.0 billion, an increase of 19% over a year ago (approximately 14% on a constant-currency basis).
Booking Holdings' gross profit for the 4th quarter was $2.8 billion, a 22% increase from the prior year (approximately 17% on a constant-currency basis). International operations contributed gross profit in the 4th quarter of $2.4 billion, a 23% increase versus a year ago (approximately 17% on a constant-currency basis). Net loss in the 4th quarter was $555 million, or $11.41 per share, including $1.3 billion of provisional net income tax expense recorded pursuant to the U.S. Tax Cuts and Jobs Act ("the Tax Act"), which was enacted on December 22, 2017. The provisional net income tax expense is comprised of approximately $1.6 billion of income tax expense related to the mandatory deemed repatriation of estimated accumulated unremitted international earnings, partially offset by a net income tax benefit of approximately $217 million related to the remeasurement of the Company's U.S. deferred income tax assets and liabilities due to the reduction of the U.S. federal statutory tax rate from 35% to 21%.
Non-GAAP net income in the 4th quarter, which excludes the impact of the Tax Act, was $836 million, an 18% increase versus the prior year. Non-GAAP net income was $16.86 per diluted share, a 19% increase compared to $14.21 per diluted share a year ago. Adjusted EBITDA for the 4th quarter 2017 was $1.1 billion, a 23% increase versus a year ago. The section below entitled "Non-GAAP Financial Measures" provides definitions and information about the use of non-GAAP financial measures in this press release, and the attached financial and statistical supplement reconciles non-GAAP financial information with Booking Holdings' financial results under GAAP.
For the full-year 2017, Booking Holdings had gross travel bookings of $81.2 billion, a 19% increase compared to 2016 (approximately 19% on a constant-currency basis). Booking Holdings' gross profit in 2017 was $12.4 billion, a 21% increase from the prior year (approximately 19% on a constant-currency basis). International operations contributed full-year gross profit of $11.1 billion, a 22% increase versus the prior year (approximately 21% on a constant-currency basis).
GAAP net income for full-year 2017 was $2.3 billion, including the provisional net income tax expense of $1.3 billion described above, related to the Tax Act, and grew by 10% versus the prior year, which included a $941 million goodwill impairment charge. Net income was $46.86 per diluted share, a 10% increase as compared to prior year.
Non-GAAP net income for full year 2017, which excludes the impact of the Tax Act, was $3.8 billion, a 17% increase versus the prior year. Non-GAAP net income was $77.03 per diluted share, a 17% increase compared to $65.63 per diluted share a year ago. Adjusted EBITDA for 2017 was $4.9 billion, an 18% increase over the prior year.
"Booking Holdings finished 2017 with a strong 4th quarter, reporting year-over-year growth in room nights booked of 17% and Adjusted EBITDA growth of 23%," said Glenn Fogel, Chief Executive Officer of Booking Holdings. "We are pleased with the solid execution across all of our brands in 2017 as we moved ahead on important investments in the year while driving strong top-line growth."

Looking forward to 2018, Mr. Fogel said, "We intend to continue to strategically invest in our business by growing our supply base to drive customer choice, innovating around the customer and supplier experience and investing in marketing that builds consumer awareness for our brands and delivers profitable top-line growth."

New Revenue Recognition Accounting Standard
Effective January 1, 2018, the Company adopted the new revenue recognition standard, Accounting Standards Update 2014-09 ("New Revenue Accounting Standard"). Under the New Revenue Accounting Standard, the Company will recognize substantially all of its revenue at check-in, rather than at check-out, as it has in the past under the previous revenue accounting standard ("Previous Revenue Accounting Standard"). The Company currently estimates that this change in revenue recognition timing will impact its annual 2018 revenue by less than 1%, although the quarterly impact may be more significant. For example, a meaningful amount of travel typically starts in December each year and is completed in January of the following year. Under the New Revenue Accounting Standard, this revenue will be recognized in the 4th quarter each year at check-in rather than in the 1st quarter of the following year at check-out, as it was under the Previous Revenue Accounting Standard.

The Company approximates that revenue will be more than 2% lower in 1st quarter 2018, slightly less than 1% lower in 2nd and 3rd quarters 2018 and 4% higher in 4th quarter 2018 recognized at check-in, as it is under the New Revenue Accounting Standard, than it would have been if recognized at check-out, as it would have been under the Previous Revenue Accounting Standard.

Prior to the adoption of the New Revenue Accounting Standard, the Company reported revenue related to Name Your Own Price ("NYOP") travel reservation services on a "gross" basis with associated travel supplier costs recorded as cost of revenues, and gross profit in its consolidated statements of operations. Upon adoption of the New Revenue Accounting Standard, NYOP revenue and associated travel supplier costs will be presented on a "net" basis in revenues. As a result of the new revenue accounting standard, for periods after December 31, 2017, the Company will no longer present cost of revenues or gross profit in its consolidated statements of operations.

In the footnotes to its 2018 quarterly and annual Consolidated Financial Statements, the Company will include a reconciliation of 2018 revenue, recognized at check-in pursuant to the New Revenue Accounting Standard to 2018 gross profit, recognizing revenue at check-out, as it would have been under the Previous Revenue Accounting Standard.

Booking Holdings' guidance for the 1st Quarter 2018 under the New Revenue Accounting Standard is as follows:

(U.S. Dollars in millions, except per share amounts)	Guidance Ranges
Metrics	Low	High
Year over year growth - Room nights booked	8%	12%
Year over year growth - Total gross travel bookings	14.5%	18.5%
Year over year growth - Total gross travel bookings (constant currency)	6%	10%

GAAP
Year over year growth - Revenue (1)	17.5%	21.5%
Year over year growth - Revenue (constant currency) (1)	9%	13%
Net income(3)	$445	$465
Net income per diluted share(4)	$9.05	$9.45

Non-GAAP
Non-GAAP Net income(3)	$490	$510
Non-GAAP Net income per diluted share(4)	$10.00	$10.40
Adjusted EBITDA	$680	$705

(1) Growth rates compare 1st quarter 2018 forecasted revenue based on the New Revenue Accounting Standard to 1st quarter 2017 gross profit as reported.

Non-GAAP adjustments for amortization expense of intangible assets, non-cash interest expense related to the amortization of debt discount and the tax impact of these non-GAAP adjustments are expected to increase non-GAAP net income over GAAP net income by approximately $45 million in the 1st quarter 2018, before considering the impact of unrealized gains or losses on publicly-traded equity investments which are unpredictable.
Adjusted EBITDA excludes depreciation and amortization expense, interest income, interest expense, unrealized gains and losses on publicly-traded equity investments and income tax expense. These adjustments are estimated to increase adjusted EBITDA over GAAP net income by approximately $235 million to $240 million in the 1st quarter 2018, before considering the impact of unrealized gains or losses on publicly-traded equity investments which are unpredictable.
As noted above, the Company adopted the New Revenue Accounting Standard effective January 1, 2018. The Company estimates that revenue and adjusted EBITDA for the 1st quarter 2018 would be higher by approximately $65 million to $70 million and net income would be higher by approximately $50 million, if revenue were recognized at check-out, as it was under the Previous Revenue Accounting Standard that was in effect during 2017. In order to help investors with the transition to the New Revenue Accounting Standard, the Company is providing supplemental information below to show what its Non-GAAP guidance for the quarter ended March 31, 2018 would be if revenue were recognized at check-out, as it was in 2017 under the Previous Revenue Accounting Standard.

	Guidance Ranges
Non-GAAP based on Previous Revenue Accounting Standard	Low	High
Year over year growth - Non-GAAP Gross profit (2)	20.5%	24.5%
Year over year growth - Non-GAAP Gross profit (constant currency) (2)	12%	16%
Non-GAAP Net income (3)	$540	$560
Non-GAAP Net income per diluted share(4)	$11.00	$11.40
Adjusted EBITDA	$745	$770

(2) Growth rates compare 1st quarter 2018 forecasted Non-GAAP gross profit based on the Previous Revenue Accounting Standard to 1st quarter 2017 gross profit as reported.

(3) Assumes an estimated effective tax rate for 1st quarter 2018 of approximately 20%.

(4) Assumes a fully diluted share count of approximately 49.2 million shares.

Non-GAAP Financial Measures
The Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and include all normal and recurring adjustments that management of the Company considers necessary for a fair presentation of its financial position and operating results.
To supplement the Consolidated Financial Statements, the Company uses the following non-GAAP financial measures: Non-GAAP gross profit, Adjusted EBITDA, non-GAAP net income, non-GAAP net income per share and free cash flow. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.
The Company uses non-GAAP financial measures for financial and operational decision-making and as a basis to evaluate performance and set targets for employee compensation programs. The Company believes that these non-GAAP financial measures are useful for analysts and investors to evaluate the Company's ongoing operating performance because they facilitate comparison of the Company's results for the current period and projected next-period results to those of prior periods and to those of its competitors (though other companies may calculate similar non-GAAP financial measures differently from those calculated by the Company). These non-GAAP financial measures, in particular adjusted EBITDA and non-GAAP net income are not intended to represent funds available for Booking Holdings' discretionary use and are not intended to represent or to be used as a substitute for operating income, net income or cash flow from operations as measured under GAAP. The items excluded from these non-GAAP measures, but included in the calculation of their closest GAAP equivalent, are significant components of the Company's consolidated statements of operations and cash flows and must be considered in performing a comprehensive assessment of overall financial performance.
Non-GAAP net income is net income with the following adjustments:

•
excludes the impact, if any, of significant charges or benefits associated with judgments, rulings and/or settlements related to travel transaction tax (e.g., hotel occupancy taxes, excise taxes, sales taxes, etc.) proceedings or other litigation, such as the benefit from a favorable travel transaction tax ruling of $12.3 million and patent litigation settlement expense of $19.3 million recorded in the 4th quarter of 2017,

•	excludes amortization expense of intangible assets,

•	excludes the impact, if any, of significant charges related to the impairment of goodwill, such as the $941 million non-cash goodwill impairment charge recorded in the 3rd quarter of 2016,

•	excludes non-cash interest expense related to the amortization of debt discount and gains or losses on early extinguishment of debt, if any, related to our convertible debt,

•	excludes the impact, if any, of significant gains or losses on the sale of cost-method investments and significant charges related to other-than-temporary impairments of such investments,

•	excludes, if any, unrealized gains and losses on publicly-traded equity investments, that are recognized in net income (beginning in the 1st quarter of 2018),

•
excludes the provisional net income tax impacts associated with the Tax Act recorded in the 4th quarter of 2017 of approximately $1.3 billion, comprised of approximately $1.6 billion of income tax expense on the mandatory deemed repatriation of estimated accumulated unremitted international earnings, partially offset by a net income tax benefit of approximately $217 million related to the remeasurement of the Company's U.S. deferred income tax assets and liabilities due to the reduction of the U.S. federal statutory tax rate from 35% to 21%, and

•	the income tax impact of the non-GAAP adjustments mentioned above.
In addition to the adjustments listed above regarding non-GAAP net income, adjusted EBITDA excludes depreciation expense, interest income, interest expense and income tax expense.
We evaluate certain operating and financial measures on both an as-reported and constant-currency basis.  We calculate constant currency by converting our current-year period results for transactions recorded in currencies other than U.S. Dollars using the corresponding prior-year period monthly average exchange rates rather than the current-year period monthly average exchange rates.
The attached financial and statistical supplement includes reconciliations of our financial results under GAAP to non-GAAP financial information for the three and twelve months ended December 31, 2017 and 2016.

Information About Forward-Looking Statements
This press release contains forward-looking statements, including information providing guidance of expected future period financial performance. These forward-looking statements reflect the views of the Company's management regarding current expectations and projections about future events and are based on currently available information and current foreign currency exchange rates. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed, implied or forecasted in any such forward-looking statements. Expressions of future goals and similar expressions including, "may," "will," "should," "could," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements.
The following factors, among others, could cause the Company's actual results to differ materially from those described in the forward-looking statements:
-- adverse changes in general market conditions for travel services, including the effects of macroeconomic conditions, terrorist attacks, natural disasters, health concerns, civil or political unrest or other events outside our control;
-- the effects of increased competition;
-- fluctuations in foreign exchange rates and other risks associated with doing business in multiple currencies;
-- our ability to successfully manage our growth and expand our global business;
-- our performance advertising efficiency;
-- IT systems-related failures, data privacy risks and obligations, and/or security breaches;
-- any write-downs or impairments of goodwill or intangible assets related to acquisitions or investments;
-- any change by our search and meta-search partners in how they present travel search results or conduct their auctions for search placement in a manner that is competitively disadvantageous to us;
-- our ability to respond to and keep up with the rapid pace of technological change;
-- adverse changes in Booking Holdings' relationships with travel service providers and restaurants;
-- the ability to attract and retain qualified personnel; and
-- tax, legal and regulatory risks.
For a detailed discussion of these and other factors that could cause the Company's actual results to differ materially from those described in the forward-looking statements, please refer to the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequently filed Quarterly Reports on Form 10-Q. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Booking Holdings Inc.
Booking Holdings (NASDAQ: BKNG) is the world's leading provider of online travel and related services, provided to consumers and local partners in over 220 countries and territories across Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa in over 40 languages. The mission of Booking Holdings is to help people experience the world.

For more information, visit BookingHoldings.com and follow us on Twitter @BookingHoldings.

###
For Press Information: Leslie Cafferty (203) 299-8128 leslie.cafferty@bookingholdings.com
For Investor Relations: Michael Noonan (203) 299-8489 michael.noonan@bookingholdings.com

Booking Holdings Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$2,541,604	$2,081,075
Short-term investments	4,859,873	2,218,880
Accounts receivable, net of allowance for doubtful accounts of $39,282 and $25,565, respectively	1,217,801	860,115
Prepaid expenses and other current assets	415,527	241,449
Total current assets	9,034,805	5,401,519
Property and equipment, net	480,081	347,017
Intangible assets, net	2,176,823	1,993,885
Goodwill	2,737,671	2,396,906
Long-term investments	10,421,600	9,591,067
Other assets	600,283	108,579
Total assets	$25,451,263	$19,838,973

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$667,523	$419,108
Accrued expenses and other current liabilities	1,138,980	857,467
Deferred merchant bookings	980,455	614,361
Convertible debt	710,910	967,734
Total current liabilities	3,497,868	2,858,670
Deferred income taxes	481,139	822,334
Long-term U.S. transition tax liability	1,250,846	—
Other long-term liabilities	148,061	138,767
Long-term debt	8,809,788	6,170,522
Total liabilities	14,187,702	9,990,293

Convertible debt	2,963	28,538

Stockholders' equity:
Common stock, $0.008 par value, authorized 1,000,000,000 shares, 62,689,097 and 62,379,247 shares issued, respectively	487	485
Treasury stock, 14,216,819 and 13,190,929 shares, respectively	(8,698,829)	(6,855,164)
Additional paid-in capital	5,783,089	5,482,653
Retained earnings	13,938,869	11,326,852
Accumulated other comprehensive income (loss)	236,982	(134,684)
Total stockholders' equity	11,260,598	9,820,142
Total liabilities and stockholders' equity	$25,451,263	$19,838,973

Booking Holdings Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Agency revenues	$2,072,736	$1,736,677	$9,714,126	$7,982,116
Merchant revenues	508,550	439,816	2,133,017	2,048,005
Advertising and other revenues	221,807	171,940	833,939	712,885
Total revenues	2,803,093	2,348,433	12,681,082	10,743,006
Cost of revenues	33,150	72,072	250,537	428,314
Gross profit	2,769,943	2,276,361	12,430,545	10,314,692
Operating expenses:
Performance advertising	789,064	738,466	4,141,771	3,479,287
Brand advertising	84,589	40,740	391,584	295,698
Sales and marketing	150,649	112,515	561,958	435,225
Personnel, including stock-based compensation of $68,662, $74,524, $260,910 and $249,574, respectively	439,405	361,417	1,659,581	1,350,032
General and administrative	165,537	115,636	585,541	455,909
Information technology	56,667	37,419	189,344	142,393
Depreciation and amortization	97,562	79,807	362,774	309,135
Impairment of goodwill	—	—	—	940,700
Total operating expenses	1,783,473	1,486,000	7,892,553	7,408,379
Operating income	986,470	790,361	4,537,992	2,906,313
Other income (expense):
Interest income	46,898	29,089	157,194	94,946
Interest expense	(70,979)	(55,236)	(253,976)	(207,900)
Foreign currency transactions and other	(14,042)	(1,551)	(35,291)	(16,913)
Impairment of cost-method investments	(7,597)	—	(7,597)	(63,208)
Total other expense	(45,720)	(27,698)	(139,670)	(193,075)
Earnings before income taxes	940,750	762,663	4,398,322	2,713,238
Income tax expense	1,496,208	88,755	2,057,557	578,251
Net income (loss)	(555,458)	673,908	2,340,765	2,134,987
Net income (loss) applicable to common stockholders per basic common share	$(11.41)	$13.66	$47.78	$43.14
Weighted-average number of basic common shares outstanding	48,679	49,320	48,994	49,491
Net income (loss) applicable to common stockholders per diluted common share	$(11.41)	$13.47	$46.86	$42.65
Weighted-average number of diluted common shares outstanding	48,679	50,020	49,954	50,063

Booking Holdings Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2017	2016	2015
OPERATING ACTIVITIES:
Net income	$2,340,765	$2,134,987	$2,551,360
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	187,231	140,059	101,517
Amortization	175,543	169,076	170,977
Provision for uncollectible accounts	62,316	46,241	24,324
Deferred income tax benefit	(32,465)	(111,905)	(61,335)
Stock-based compensation expense and other stock-based payments	261,274	249,726	249,133
Amortization of debt issuance costs	9,308	7,758	7,578
Amortization of debt discount	69,734	68,974	66,687
Loss on early extinguishment of debt	2,366	—	3
Impairment of goodwill	—	940,700	—
Impairment of cost-method investments	7,597	63,208	—
Excess tax benefits on stock-based awards and other equity deductions	—	60,986	101,508
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(269,732)	(284,221)	(68,694)
Prepaid expenses and other current assets	(124,269)	5,495	(81,611)
Accounts payable, accrued expenses and other current liabilities	687,446	514,404	165,985
Long-term U.S. transition tax liability	1,250,846	—	—
Other	34,076	(21,757)	(23,909)
Net cash provided by operating activities	4,662,036	3,983,731	3,203,523

INVESTING ACTIVITIES:
Purchase of investments	(6,491,156)	(6,741,202)	(8,669,690)
Proceeds from sale of investments	3,580,001	3,684,103	5,084,238
Additions to property and equipment	(287,805)	(219,889)	(173,915)
Acquisitions and other investments, net of cash acquired	(1,003,075)	(7,813)	(140,338)
Acquisition of land-use rights	—	(48,494)	—
Proceeds from foreign currency contracts	—	—	453,818
Payments on foreign currency contracts	—	—	(448,640)
Net cash used in investing activities	(4,202,035)	(3,333,295)	(3,894,527)

FINANCING ACTIVITIES:
Proceeds from revolving credit facility	—	—	225,000
Payments related to revolving credit facility	—	—	(225,000)
Proceeds from the issuance of long-term debt	2,044,952	994,705	2,399,034
Payment of debt issuance costs - revolving credit facility	—	—	(4,005)
Payments related to conversion of senior notes	(285,718)	—	(147,629)
Payment of debt	(15,118)	—	—
Payments for repurchase of common stock	(1,827,919)	(1,011,574)	(3,088,839)
Payments of contingent consideration	—	—	(10,700)
Proceeds from exercise of stock options	5,140	15,572	20,851
Net cash used in financing activities	(78,663)	(1,297)	(831,288)
Effect of exchange rate changes on cash, cash equivalents and restricted cash and cash equivalents	99,996	(45,203)	(149,131)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	481,334	603,936	(1,671,423)
Cash, cash equivalents and restricted cash, beginning of period	2,082,007	1,478,071	3,149,494
Cash, cash equivalents and restricted cash, end of period	$2,563,341	$2,082,007	$1,478,071

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for income taxes	$702,421	$636,550	$534,105
Cash paid during the period for interest	$154,853	$125,912	$54,299
Non-cash investing activity for contingent consideration	$—	$—	$9,170
Non-cash financing activity	$1,000	$—	$—

Booking Holdings Inc.
UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)

RECONCILIATION OF GROSS PROFIT TO NON-GAAP GROSS PROFIT		Three Months Ended December 31,		Year Ended December 31,
		2017	2016	2017	2016
	GAAP Gross profit	$2,769,943	$2,276,361	$12,430,545	$10,314,692

(a)	Adjustment to exclude favorable impact of travel transaction tax judgment	(12,312)	—	(12,312)	—

	Non-GAAP Gross profit	$2,757,631	$2,276,361	$12,418,233	$10,314,692

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA		Three Months Ended December 31,		Year Ended December 31,
		2017	2016	2017	2016
	Net income (loss)	$(555,458)	$673,908	$2,340,765	$2,134,987

(a)	Adjustment to exclude favorable impact of travel transaction tax judgment	(12,312)	—	(12,312)	—
(b)	Litigation settlement	19,300	—	19,300	—
(c)	Impairment of goodwill	—	—	—	940,700
(d)	Depreciation and amortization	97,562	79,807	362,774	309,135
(d)	Interest income	(46,898)	(29,089)	(157,194)	(94,946)
(d)	Interest expense	70,979	55,236	253,976	207,900
(e)	Loss on early extinguishment of debt	1,273	—	2,366	—
(f)	Impairment of cost-method investments	—	—	—	63,208
(d)	Income tax expense	1,496,208	88,755	2,057,557	578,251

	Adjusted EBITDA	$1,070,654	$868,617	$4,867,232	$4,139,235

	Adjusted EBITDA as a % of Non-GAAP Gross profit	38.8%	38.2%	39.2%	40.1%

RECONCILIATION OF NET INCOME (LOSS) TO NON-GAAP NET INCOME AND NON-GAAP NET INCOME PER DILUTED COMMON SHARE		Three Months Ended December 31,		Year Ended December 31,
		2017	2016	2017	2016
	Net income (loss)	$(555,458)	$673,908	$2,340,765	$2,134,987

(a)	Adjustment to exclude favorable impact of travel transaction tax judgment	(12,312)	—	(12,312)	—
(b)	Litigation settlement	19,300	—	19,300	—
(c)	Impairment of goodwill	—	—	—	940,700
(e)	Debt discount amortization related to convertible debt	15,502	16,359	64,748	64,640
(e)	Loss on early extinguishment of debt	1,273	—	2,366	—
(f)	Impairment of cost-method investments	—	—	—	63,208
(g)	Amortization of intangible assets	46,067	41,701	175,543	169,076
(h)	Provisional net income tax impact of the Tax Act	1,345,960	—	1,345,960	—
(i)	Income tax impact of Non-GAAP adjustments	(24,716)	(21,115)	(88,502)	(86,702)

	Non-GAAP Net income	$835,616	$710,853	$3,847,868	$3,285,909

(j)	GAAP weighted-average number of diluted common shares outstanding	49,569	50,020	49,954	50,063

	Non-GAAP Net income per diluted common share	$16.86	$14.21	$77.03	$65.63

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW		Three Months Ended December 31,		Year Ended December 31,
		2017	2016	2017	2016
	Net cash provided by operating activities	$1,173,611	$1,096,562	$4,662,036	$3,983,731

(k)	Additions to property and equipment	(64,113)	(51,813)	(287,805)	(219,889)
(k)	Acquisition of land use rights	—	—	—	(48,494)

	Free cash flow	$1,109,498	$1,044,749	$4,374,231	$3,715,348

	Free cash flow as a % of Non-GAAP Gross profit	40.2%	45.9%	35.2%	36.0%

Notes:
(a)	Adjustment for travel transaction taxes (including estimated interest and penalties) related to a favorable judgment in a tax proceeding is recorded in Cost of revenues.
(b)	Adjustment for patent litigation settlement expense which is recorded in General and Administrative and excluded from Net Income (Loss) to calculate Non-GAAP Net Income and Adjusted EBITDA.
(c)	Impairment of goodwill is recorded in Operating expense and relates to OpenTable.
(d)	Amounts are excluded from Net income (loss) to calculate Adjusted EBITDA.
(e)
Non-cash interest expense related to the amortization of debt discount and loss on early extinguishment of debt are recorded in Interest expense and Foreign currency transactions and other, respectively. Loss on early extinguishment of debt is excluded from Net Income (Loss) to calculate Non-GAAP Net Income and Adjusted EBITDA.

(f)	Impairments of cost-method investments are recorded in Foreign currency transactions and other and excluded from Net Income (Loss) to calculate Non-GAAP Net Income and Adjusted EBITDA.
(g)	Amortization of intangible assets is recorded in Depreciation and amortization expense.
(h)
Amount represents the provisional income tax expense associated with the Tax Cuts and Jobs Act ("the Tax Act"), enacted on December 22, 2017, including $1.6 billion of income tax expense related to the mandatory deemed repatriation of estimated accumulated unremitted international earnings, partially offset by a net income tax benefit of $217 million related to the remeasurement of the Company's U.S. deferred tax assets and liabilities due to the reduction of the U.S. federal statutory tax rate from 35% to 21%.

(i)	Reflects the income tax impact of Non-GAAP adjustments.
(j)
The weighted-average diluted share count used to calculate Non-GAAP net income per diluted share for the three-months ended December 31, 2017 includes the dilutive effect of convertible debt and stock-based awards, which were excluded from the weighted-average diluted share count used to calculate GAAP net income per diluted share because including such amounts would have an anti-dilutive impact and reduce the GAAP loss per share.

(k)	Additions to property and equipment and land-use rights are included in the calculation of Free cash flow.

For a more detailed discussion of the adjustments described above, please see the section in our press release entitled "Non-GAAP Financial Measures" which provides a definition and information about the use of non-GAAP financial measures.

Booking Holdings Inc.
Statistical Data
In millions(1)
(Unaudited)

Gross Bookings(2)	4Q15	1Q16	2Q16	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17
Agency	$10,344	$14,534	$15,369	$15,757	$12,978	$18,140	$17,947	$18,594	$15,015
Merchant	1,670	2,119	2,494	2,703	2,134	2,546	2,850	3,168	2,965
Total	$12,015	$16,653	$17,862	$18,460	$15,112	$20,687	$20,797	$21,762	$17,980

Year/Year Growth
Agency	15.3%	22.1%	19.4%	22.6%	25.5%	24.8%	16.8%	18.0%	15.7%
Merchant	(0.9)%	13.5%	19.1%	40.2%	27.8%	20.2%	14.3%	17.2%	39.0%
Total	12.7%	20.9%	19.4%	24.9%	25.8%	24.2%	16.4%	17.9%	19.0%
Constant Currency	24%	26%	21%	26%	28%	27%	19%	16%	14%

Units Sold	4Q15	1Q16	2Q16	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17
Room Nights	99.1	136.5	140.7	149.6	129.7	173.9	170.2	177.5	151.5
Year/Year Growth	26.6%	30.5%	24.4%	29.4%	31.0%	27.4%	21.0%	18.6%	16.8%

Rental Car Days	12.2	16.2	18.5	18.0	14.0	18.6	20.7	19.0	14.7
Year/Year Growth	10.6%	10.9%	7.9%	12.5%	14.4%	15.4%	11.7%	5.5%	5.4%

Airline Tickets	1.7	1.8	2.0	1.9	1.6	1.8	1.8	1.7	1.6
Year/Year Growth	(2.6)%	(7.2)%	(6.6)%	(2.5)%	(4.3)%	(2.1)%	(8.7)%	(11.8)%	3.1%

	4Q15	1Q16	2Q16	3Q16	4Q16	1Q17	2Q17	3Q17	4Q17
Gross Profit	$1,879	$2,019	$2,430	$3,589	$2,276	$2,334	$2,952	$4,375	$2,770
Year/Year Growth	12.2%	20.8%	16.1%	21.8%	21.1%	15.6%	21.5%	21.9%	21.7%
Constant Currency	23%	27%	18%	23%	24%	17%	24%	19%	17%

(1)Amounts may not total due to rounding.

(2) Gross bookings is an operating and statistical metric that captures the total dollar value, generally inclusive of taxes and fees, of all travel services booked by our customers, net of cancellations.